July 15, 2005

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the use in this Form S-8 Registration Statement, our report dated April 12, 2005 relating to the financial statements of GT Data Corporation. as of December 31, 2004 and for the year ended.

Sincerely,

/s/ De Joya & Company
De Joya & Company